EXHIBIT 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as November 1st, 2016, by and between Airborne Wireless Network, a Nevada corporation (the “Company”), and Earle O. Olson (“Employee”).

1. Engagement and Responsibilities

1.1 Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Employee as an officer of the Company, with the title and designation “Vice President of Industry Relations” Employee hereby accepts such engagement and employment. Employee may also have additional titles as determined from time to time by the Board with Employee's consent.

1.2 Employee’s duties and responsibilities shall be those that are normally and customarily vested in such offices of a corporation. In addition, Employee’s duties shall include those duties and services for the Company Group as the Board shall, in its sole and absolute discretion, from time to time reasonably direct which are not inconsistent with Employee’s position(s) described in Section 1.1.

1.3 Employee agrees to devote all of Employee’s business time, energy and efforts to the business of the Company and will use Employee’s best efforts and abilities faithfully and diligently to promote the Company’s business interests. For so long as Employee is employed by the Company, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, manager, lender, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company Group, as such businesses are now or hereafter conducted. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or materially interfere with the faithful and diligent performance by Employee of the services to the Company otherwise required or contemplated by this Agreement, the Company expressly acknowledges that Employee may:

(a) make and manage personal business investments of Employee’s choice; and

(b) serve in any capacity with any non-profit civic, educational or charitable organization;

1.4 Covenants of Employee

(a) Reports. Employee shall use his best efforts and skills to truthfully, accurately, and promptly make, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so.

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(b) Expertise. Employee shall make available to the Company any and all information of which he has knowledge that is relevant to the Company's business and shall make all suggestions and recommendations that he believes will be of benefit to the Company.

(c) Opportunities. Employee shall make all business opportunities of which he becomes aware that are relevant to the Company’s business available to the Company, and to no other Person or to himself individually.

(d) Compliance. Employee shall use his best efforts and skills to cause the Company to comply with all of its contractual obligations and commitments, as well as all applicable laws, rules and regulations and investor and insurer guidelines.

2. Definitions

2.1 “Board” shall mean the Board of Directors of the Company.

2.2 “Company Group” shall mean the Company and each non-individual Person that the Company directly or indirectly controls.

2.3 "For Cause” shall mean, in the context of a basis for termination of Employee’s employment with the Company, that:

(a) Employee breaches any material obligation, duty or agreement under this Agreement or the Invention Agreement, which breach is not cured or corrected within 15 days of written notice thereof from the Company (except for breaches of Sections 1.3 and/or 6, which cannot be cured and for which the Company need not give any opportunity to cure);

(b) Employee is grossly negligent in the performance of services to the Company, or commits any act of personal dishonesty, fraud, undisclosed conflict of interest, breach of fiduciary duty or trust that, in the reasonable judgment of the Board renders Employee unsuitable for his position; or

(c) Employee is convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law; or

(d) Employee commits any act of personal conduct that, in the reasonable opinion of the Board, gives rise to a material risk of liability under federal or applicable state law for discrimination or sexual or other forms of harassment or other similar liabilities to subordinate employees; or

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(e) Employee commits continued and repeated substantive violations of specific written directions of the Board, which directions are consistent with this Agreement and Employee’s position as an executive officer, or continued and repeated substantive failure to perform duties assigned by or pursuant to this Agreement; provided that no discharge shall be deemed for Cause under this subsection (e) unless Employee first receives written notice from the Company advising him of the specific acts or omissions alleged to constitute violations of written directions or a material failure to perform his duties, and such violations or material failure continue after he shall have had a reasonable opportunity to correct the acts or omissions so complained of; or

(f) Employee is found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Employee admits or denies liability) where the conduct which is the subject of such action is demonstrably and materially injurious to the Company Group; or

(g) Employee breaches his fiduciary duties to the Company Group and such breach(es) may reasonably be expected to have a material adverse effect on the Company Group; or

(h) Employee (a) obstructs or impedes, (b) endeavors to influence, obstruct or impede, or (iii) fails to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”); or (c) removes, conceals, destroys, purposely withholds, alters or by any other means falsifies any material that is requested in connection with an Investigation, provided that Employee’s failure to waive attorney-client privilege relating to communications with Employee’s attorney in connection with an Investigation shall not constitute “Cause.”

2.4 “Invention and Confidentiality Agreement” shall mean that certain Innovation, Proprietary Information and Confidentiality Agreement between Employee and the Company, entered into concurrently herewith.

2.5 “Person” shall mean an individual or a partnership, corporation, trust, association, limited liability company, governmental authority or other entity.

3. Compensation and Benefits

3.1 Salary. Employee shall be entitled to an initial base salary in the amount of $10,600 per month; in time, it shall begin and be amended according to the terms set forth in Exhibit A attached hereto. The base salary shall be payable in installments in the same manner and at the same times the Company pays base salaries to other senior officers of the Company, but in no event less frequently than monthly.

3.2 Bonus. Employee shall not be entitled to a guaranteed bonus or a performance bonus. However, the Board, in its sole discretion, may from time to time award a bonus to Employee.

3.3 Expense Reimbursement. Employee shall be entitled to reimbursement from the Company for the reasonable costs and expenses that Employee incurs in connection with the performance of Employee’s duties and obligations under this Agreement in a manner consistent with the Company’s practices and policies therefor.

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3.4 Employee Benefit Plans. Employee shall be entitled to participate in any pension, savings and group term life, medical, dental, disability and other group benefit plans which the Company makes available to its employees generally. Employee acknowledges that the Company presently does not have any employee benefit plans, including medical insurance, and does intend to adopt any such plans for the foreseeable future.

3.5 Vacation. While he is an employee of the Company, Employee shall be entitled paid vacation that accrues at a rate of 1.66 days for each month worked (20 days per calendar year). Employee shall have the right to carryover unused vacation from one calendar year to the next, to the extent permitted by the Company’s policy from time to time in effect, up to a maximum of 10 carryover days.

3.6 Withholding. The Company may deduct from any compensation payable to Employee (including payments made pursuant to Section 3 in connection with or following termination of employment) amounts sufficient to cover Employee’s share of applicable federal, state and/or local income tax withholding, old-age and survivors’ and other social security payments, state disability and other insurance premiums and payments.

4. Term of Employment

Employee’s employment pursuant to this Agreement shall commence on the date of this Agreement and shall terminate on the earliest to occur of the following:

4.1 upon the death of Employee;

4.2 upon delivery to Employee of written notice of termination by the Company if Employee shall suffer a physical or mental disability which renders Employee, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for either 60 consecutive days or 120 days in any 12-month period;

4.3 upon 30 days’ prior written notice from Employee to the Company;

4.4 upon delivery to Employee of written notice of termination by the Company (i) For Cause, or (ii) without cause following receipt of written notice of termination from Employee pursuant to Section 4.3 of this Agreement; or

4.5 upon delivery to Employee of written notice of termination by the Company without cause.

5. Termination of Employment

5.1 Upon termination of Employee’s employment for any reason: (a) Employee shall be entitled to base salary accrued through the date of termination of employment; (b) Employee shall be entitled to any bonus that has been approved by the Board and remains unpaid; (c) Employee shall be entitled to reimbursement of expenses incurred prior to termination of employment that are payable in accordance with Section 3.3; (d) Employee shall be entitled to any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company; and (e) Employee shall be entitled to any benefits outlined in the Post Termination Agreement (Exhibit B -1 to this Agreement).

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5.2 If Employee’s employment is terminated pursuant to Section 4.5, and if Employee notifies the Company within 15 days after termination that he wants to enter into the Post Termination Agreement in the form of Exhibit B-2 to this Agreement, the Company will enter into such Agreement with Employee.

5.3 In the event of termination of Employee’s employment pursuant to Section 4.4(i) (Termination For Cause), and subject to applicable law and regulations, the Company shall be entitled to offset against any payments due Employee the loss and damage, if any, which shall have been suffered by the Company as a result of the acts or omissions of Employee giving rise to termination under Section 4.4(i).

5.4 Employee acknowledges that the Company has the right to terminate Employee’s employment without cause.

5.5 Employee acknowledges that in the event of termination of his employment for any reason, Employee shall not be entitled to any severance or other compensation or benefits from the Company. Without limitation on the generality of the foregoing, this Section supersedes any plan or policy of the Company that provides for severance to its officers or employees, and Employee shall not be entitled to any benefits under any such plan or policy.

5.6 Notwithstanding the termination of Employee's employment, Employee shall be entitled to all rights of indemnification from the Company pursuant to the Certificate of Incorporation and By-Laws of the Company.

5.7 Notwithstanding the timing of payments set forth in the Agreement, if the Company determines that Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and that, as a result of such status, any portion of the payment under this Agreement would be subject to additional taxation, the Company will delay paying any portion of such payment until the earliest permissible date on which payments may commence without triggering such additional taxation (with such delay not to exceed six months), with the first such payment to include the amounts that would have been paid earlier but for the above delay.

6. Covenant Not To Solicit

During the period from the date Employee’s employment with the Company terminates through the second anniversary of such date, Employee will not directly or indirectly, either alone or by action in concert with others: (a) induce or attempt to influence any employee of any member of the Company Group to engage in any activity in which Employee is prohibited from engaging by Section 1.3 or to terminate his or her employment with any member of the Company Group; (b) employ or offer employment to any person who was employed by any member of the Company Group at the time of termination of Employee’s employment with the Company; or (c) induce or attempt to induce any customer, supplier, licensee or other business relationship of any member of the Company Group to cease or reduce its business with any member of the Company Group, or in any way interfere with the relationship between any such customer, supplier, licensee or business relationship and any member of the Company Group.

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7. Specific Performance. Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 1.3 or 6 would be inadequate and, in recognition of this fact, and notwithstanding Section 10, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief from a court or arbitrator in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

8. Employee’s Cooperation. For so long as Employee is employed by the Company, and thereafter, Employee shall cooperate, at the Company’s cost and expense (which shall consist solely of travel, lodging, meals and a reasonable per diem for lost time if Employee is not an employee of any member of the Company Group), with all members of the Company Group in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including Employee being available to the Company Group upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company Group all pertinent information and turning over to the Company Group all relevant documents which are or may come into Employee’s possession, all at times and on schedules that are reasonably consistent with Employee’s other permitted activities and commitments).

9. Miscellaneous

9.1 Notices. All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission, email or by United States first class, registered or certified mail, postage prepaid, addressed: (i) if to the Company, at the address set forth on the signature page of this Agreement to the attention of the Board or, if the Company has a President who is not Employee, to the President or another designee identified on the signature page (or if by email, to the latest email address the sender has for the recipient or, if the recipient is an entity, for the officer or other person designated to receive notices); and (ii) if the Employee, to the last known address or email address for Employee on the books and records of the Company. Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

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9.2 Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.

9.3 Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

9.4 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.5 Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement. References in this Agreement to Sections shall mean Sections of this Agreement unless otherwise specified.

9.6 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by email delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

9.7 Advice from Independent Counsel. The parties hereto understand that this Agreement is legally binding and may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement to which it is a party and that it is satisfied with its legal counsel and the advice received from it.

9.8 Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

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9.9 Waiver of Jury Trial. IF NOTWITHSTANDING THE AGREEMENT THAT ALL DISPUTES BE SUBMITTED TO BINDING ARBITRATION, A DISPUTE IS SUBMITTED TO A COURT, EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.10 No Assignment. Employee may not assign any of his rights or obligations under this Agreement except that Employee’s benefits may be assigned by will or by the laws of descent and distribution.

9.11 Construction. No term or provision of this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance, or regulation, the latter shall prevail, but in such event the affected provision of this Agreement shall be curtailed and limited only to the extent necessary to bring such provision within the requirements of the law.

10. Submission to Arbitration

10.1 IN CONSIDERATION FOR AND AS A MATERIAL CONDITION OF EMPLOYMENT WITH THE COMPANY, EMPLOYEE AGREES THAT FINAL AND BINDING ARBITRATION UNDER THE THEN APPLICABLE RULES AND PROCEDURES OF JAMS/ENDISPUTE SHALL BE THE EXCLUSIVE MEANS FOR RESOLVING ANY DISPUTE WHICH ARISES UNDER OR RELATING TO THIS AGREEMENT (EXCEPT THOSE LISTED IN SECTION 10.4). NO OTHER ACTION MAY BE BROUGHT IN COURT OR IN ANY OTHER FORUM. THIS AGREEMENT IS A WAIVER OF ALL RIGHTS TO A CIVIL COURT ACTION FOR A COVERED CLAIM. ONLY AN ARBITRATOR, NOT A JUDGE OR JURY, WILL DECIDE THE CLAIM.

10.2 Employee or the Company shall begin the arbitration process by delivering a written request for arbitration to the other party within the time limits that would apply to the filing of a civil court action. Failure to deliver a timely written request for arbitration shall preclude the aggrieved party from instituting any legal, arbitration or other proceeding and shall constitute a complete waiver of all such claims. Statutory claims can be raised within the limitations period provided by the applicable statute.

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10.3 Claims covered by this provision include, but are not limited to, the following: (a) alleged violations of federal, state and/or local constitutions, statutes, regulations or ordinances, including, but not limited to, laws dealing with unlawful discrimination and harassment; (b) claims based on any purported breach of contractual obligation, including but not limited to breach of the covenant of good faith and fair dealing, wrongful termination or constructive discharge; (c) violations of public policy; (d) claims relating to a transfer, reassignment, denial of promotion, demotion, reduction in pay, or any other term or condition of employment; (e) claims based on contract or tort; and (f) any and all other claims arising out of Employee’s employment with or termination by the Company. This includes, but is not limited to, claims brought under Title VII of the Civil Rights act of 1964; California Government Code Section 12960 et seq.; and any other federal, state or local anti-discrimination laws relating to discrimination, including, but not limited to, those based on the following protected categories: genetic information or characteristics; sex and gender; race; religion; national origin; mental or physical disability (including claims under the Americans With Disabilities Act); medical condition; veteran or military status; marital status; sexual orientation or preference; age; pregnancy; and retaliation or wrongful termination in violation of public policy for alleging or filing or participating in any grievance or otherwise complaining of any wrong relating to the aforementioned categories or any public policy.

10.4 The following claims are expressly excluded and not covered by this Agreement for final and binding arbitration: (a) claims related to Workers’ Compensation and Unemployment Insurance; (b) administrative filings with governmental agencies such as the California Department of Fair Employment & Housing, the Equal Employment Opportunity Commission, the U.S. Department of Labor or the National Labor Relations Board; (c) claims that are expressly excluded by statute or are expressly required to be arbitrated under a different procedure pursuant to the terms of an employee benefit plan; and (d) claims within the jurisdictional limits of small claims court. Nor does this Agreement preclude either party from seeking appropriate interim injunctive relief pursuant to the California Code of Civil Procedure or applicable federal law before arbitration or while arbitration proceedings are pending.

10.5 Any claim arising between Employee and the Company covered by the arbitration provisions of this Agreement shall be submitted to final and binding arbitration in the rules and procedures of JAMS/Endispute, or any successor entity thereto, in effect upon the date the claim is submitted in writing to the Company, to which rules and procedures the parties hereby expressly agree. The Rules allow for discovery by each party as ordered by the arbitrator. The arbitrator must allow discovery adequate to arbitrate all claims, including access to essential documents and witnesses. In making his or her award, the Arbitrator shall have the authority to make any finding and provide any remedy.

10.6 The Arbitrator must issue a written award. The Arbitrator shall, in the award or separately, make specific findings of fact, and set forth such facts in support of his or her decision, as well as the reasons and basis for his or her opinion. Should the Arbitrator exceed the jurisdiction or authority here conferred, any party aggrieved thereby may file a petition to vacate, amend or correct the Arbitrator’s award in a court of competent jurisdiction, pursuant to applicable law.

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10.7 The Company shall pay the arbitrator’s fees and other administrative costs of arbitration, and other reasonable costs as specified by the arbitrator under applicable law so that Employee does not have to bear any cost which he would not have to bear in court beyond any amount which would have to be paid as a filing fee in a municipal or superior court. The arbitrator shall at his or her discretion award attorneys’ fees and costs to the prevailing party; provided, however, that each party shall be responsible for the payment of its own attorneys’ fees; and provided further, that if the claim of one party against the other is monetary, prior to the commencement of the arbitration each party shall submit to the other party and to the arbitrator a written settlement offer (i.e. the amount the claimant would be willing to accept to resolve the claim and the amount the party against whom the claim has been made (the "defendant") would be willing to pay to resolve the claim), and if the arbitration award is less than or equal to the amount that is the midpoint between the two such amounts, the defendant shall be deemed to be the prevailing party in the arbitration and if the arbitration award is greater than the midpoint between the two such amounts, the claimant shall be deemed to be the prevailing party.

IN WITNESS WHEREOF, this Agreement has been made and entered into as of the date and year first above written.

Airborne Wireless Network

By:
J. Edward Daniels, President

Address:

4115 Guardian Street, Suite C Simi Valley, CA 93063

EMPLOYEE

Earle O. Olson

Address:

68 Azalea Drive Hershey, PA 17033

Signature Page to Employment Agreement (Earle O. Olson)

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Exhibit A

Salary structure

Salary. Employee shall be entitled to an initial base salary in the amount of $10,600 per month; in time, it shall begin and be amended as agreed by the board of directors.

The base salary shall be payable in installments in the same manner and at the same times the Company pays base salaries to other senior officers of the Company, but in no event less frequently than monthly.

Bonus. Employee shall not be entitled to a guaranteed bonus or a performance bonus. However, the Board, in its sole discretion, may from time to time award a bonus to Employee.

Expense Reimbursement. Employee shall be entitled to reimbursement from the Company for the reasonable costs and expenses that Employee incurs in connection with the performance of Employee’s duties and obligations under this Agreement in a manner consistent with the Company’s practices and policies therefore.

Employee Benefit Plans. Employee shall be entitled to participate in any pension, savings and group term life, medical, dental, disability and other group benefit plans which the Company makes available to its employees generally. Employee acknowledges that the Company presently does not have any employee benefit plans, including medical insurance, and does intend to adopt any such plans for the foreseeable future.

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Exhibit B

Form of Post Termination Agreements

This Agreement will provide for: (a) a full release of the Company by Employee (other than for indemnification claims) and (b) for monthly payments to Employee of $10,600 (or current salary enforce) for each month that Employee does not compete with the Company for 90 days.

B-1 Upon termination of Employee’s employment for any reason: (a) Employee shall be entitled to base salary accrued through the date of termination of employment; (b) Employee shall be entitled to any bonus that has been approved by the Board and remains unpaid; (c) Employee shall be entitled to reimbursement of expenses incurred prior to termination of employment that are payable in accordance with Section 3.3; (d) Employee shall be entitled to any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company; and (e) Employee shall be entitled to any benefits outlined in the Post Termination Agreement

B-2 If Employee’s employment is terminated pursuant to Section 4.5, and if Employee notifies the Company within 15 days after termination that he wants to enter into the Post Termination Agreement, the Company will enter into such Agreement with Employee.

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